Exhibit 99.1

1350 6th Avenue, 18th Floor

New York, NY 10019

Flat Rock Capital Corp. Announces Expansion of Financing Facility to $35 Million Through Hitachi Business Finance’s Upsize

NEW YORK, June 21, 2019-- Flat Rock Capital Corp. announced today that it has increased its total borrowing capacity to $35 million on its financing facility. This comes through an increase in commitments from $10 million to $15 million by Hitachi Business Finance, a division of Hitachi Capital America Corp. The other member of the four-year credit facility lender group is AloStar Capital Finance, a division of Cadence Bank, N.A.

"We want to thank the members of the lender group, in the expansion of our facility. This increased access to capital further supports our ability to finance the growth of middle market businesses in the U.S.," said Robert Grunewald, CEO of Flat Rock Global. "We continue to see unique opportunities to make first lien loans to United States based middle market businesses."

About Flat Rock Capital:

Flat Rock Capital is a private credit fund providing financing solutions to U.S. middle market businesses. The Company invests exclusively in first lien, floating rate loans to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Flat Rock Capital's objective is to preserve capital while generating current income for its investors. Flat Rock Capital has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 and is externally-managed by Flat Rock Global, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.

About Flat Rock Global, LLC:

Flat Rock Global, an affiliate of Western Asset, is an alternative credit manager focused on delivering yield driven investment strategies by investing in less efficient sectors of the market. Flat Rock funds are available exclusively to RIAs, Family Offices, and Institutional Investors. Flat Rock Global is also the investment advisor to Flat Rock Opportunity Fund, an interval fund investing predominantly in CLO equity.

To learn more about the firm and our funds, please visit www.flatrockglobal.com or call our New York office at (212) 596-3421.